Exhibit 10.7

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

Execution Version

ASSET PURCHASE AGREEMENT

by and between

Pelthos Therapeutics Inc.

as Purchaser

and

Biofrontera Inc.

as Seller

Dated as of November 6, 2025

i

ii

EXHIBITS

EXHIBIT A	Form of Bill of Sale and Assignment and Assumption Agreement

SCHEDULES

Disclosure Schedules
Schedule 2.1(a)(iii)(A)	Patent and Patent Applications
Schedule 2.1(a)(iii)(B)	Trademarks and Trademark Applications
Schedule 2.1(a)(v)	Assigned Contracts
Schedule 2.3(b)	Commercial Quantities of Product
Schedule 2.3(c)	Milestones
Schedule 2.5(b)	Third Party Consents

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as may be amended, restated, supplemented or otherwise modified in accordance with Section 7.6 this “Agreement“), dated as of November 6, 2025 (the “Agreement Date“), is made and entered into by and between Pelthos Therapeutics Inc., a Nevada corporation (“Purchaser“), and Biofrontera Inc., a Delaware corporation (“Seller“). Seller and Purchaser are collectively referred to herein as the “Parties“ and each individually as a “Party“. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I.

RECITALS

WHEREAS, Seller is engaged in the business of researching, developing and commercializing the Product (as such business has historically been conducted and is currently conducted, the “Business“);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Purchaser has entered into (i) that certain License and Supply Agreement with Ferrer Internacional, S.A. (“Ferrer“) and (ii) that certain Supply Agreement with Halo Pharma Inc., each regarding the manufacture of the Product; and

WHEREAS, Seller desires to transfer to Purchaser and Purchaser desires to acquire from Seller all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), and, in addition, Purchaser wishes to assume the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Law).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement and any other agreement, instrument or other document required to be entered into or delivered under this Agreement.

“Anti-Money Laundering Laws” means any applicable anti-money laundering Laws, including those arising under the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act.

“Authorized Generic Agreement” means that certain Ozenoxacin Authorized Generic Distribution and Supply Agreement dated March 5, 2018 by and between Seller (as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc.) and Medimetriks.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks located in New York, New York are required or authorized to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consultant” means [***].

“Consulting Services Agreement” means that Consulting Services Agreement, dated on or about the date hereof, by and between Purchaser and the Consultant.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders or other binding arrangements, whether written or oral.

“Develop” or “Development” means, with respect to the Product, those pre-clinical and clinical drug development activities that are necessary and/or useful to seek regulatory approval, including discovery, test method development, stability testing, toxicology including GLP toxicology studies, formulation, process development, manufacturing scale-up, pre-clinical and clinical-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-regulatory approval changes, quality assurance/quality control, statistical analysis, report writing, pre-clinical and clinical studies, regulatory filing (e.g., IND) submissions and approvals, and any other activities related to any of the foregoing, to the extent in existence as of the Closing.

“Disclosure Schedules” means the Disclosure Schedule, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement.

“Event” means any event, change, development, effect, circumstance, condition, occurrence or state of facts.

“FDA” means the U.S. Food and Drug Administration.

“Food, Drug and Safety Laws” means all applicable Laws relating to the use, manufacture, fabrication, processing, testing, handling, storage, packaging, licensing, labeling, distribution, importing, exporting, marketing, advertising or sale of any food, drug, device, natural health product, dietary supplement, cosmetic, biological or other medical product or therapy used to diagnose, treat, prevent or cure any disease or condition, including the U.S. Federal Food, Drug, and Cosmetic Act, Public Health Service Act, the Federal False Claims Act, regulations of the FDA (including those governing current Good Manufacturing Practice), and all other applicable and similar health and safety Laws by any Governmental Authority.

“Fraud” means actual and intentional fraud under Delaware law committed by a Party with respect to the making of the representations and warranties set forth in Article III or Article IV, or any Ancillary Agreement. For the avoidance of doubt, Fraud shall not include constructive or equitable fraud.

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 3.1 (Organization and Qualification; Authorization), 3.2 (No Violation), 3.6 (Assets), Section 3.9 (Specified Contracts), 3.20 (Tax Matters), 3.21 (No Fraudulent Conveyance), 3.22 (No Brokers or Finders), 4.1 (Organization; Authorization), 4.2 (No Violation) and 4.4 (No Brokers or Finders).

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“GCP” means the then-current good clinical practice standards for human clinical trials for pharmaceuticals, as set forth in the United States Food, Drug and Cosmetic Act or other applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of other countries for which the Product is intended to be developed, to the extent such standards are not less stringent than United States GCP.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.

“GMP” means the then-current Good Manufacturing Practice requirements as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Government Bid” means any quotation, bid or proposal by Seller that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract (including prime contracts, subcontracts and teaming agreements) that (a) is between Seller, on the one hand, and a Governmental Authority, on the other hand, (b) is entered into by Seller as a subcontractor or intended subcontractor (at any tier) in connection with a Contract or the pursuit of a Contract between, or the submission or planned submission of a quotation, bid or proposal by, another Person and/or to a Governmental Authority or (c) is entered into by Seller with a subcontractor, vendor or supplier or intended subcontractor, vendor or supplier in connection with a Contract or the pursuit of a Contract or the submission or planned submission of a quotation, bid or proposal of the type described in clause (a) or (b) above and in support of Seller’s performance or intended performance thereof.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any court, tribunal or arbitrator, or federal, national, supranational, state, provincial, municipal, local, or similar government, or governmental, regulatory or administrative authority, agency, commission, department, or instrumentality, or any other similar authority having governmental or quasi-governmental power or any other industry self-regulatory authority whether foreign or domestic.

“Health Registration” means all permits, licenses, registrations, certifications, accreditations, bonds, variances, qualifications, clearances, approvals, filings, and authorizations of Regulatory Authorities required under Food, Drug and Safety Laws for the conduct of the Business.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, any legislation adopted in furtherance of the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable anti-bribery Law.

“IND” or “CTA” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission in the U.S. and any other country for approval that allows a sponsor to conduct human clinical investigations.

“Intellectual Property” means all intellectual property rights of any kind or nature anywhere in the world, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, data (including raw data, technical data, clinical trial data, and test results), databases, confidential information, ideas, research and development, apparatus, assay components, biological materials, cell lines, chemical compositions or structures, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, regulatory filings, submissions, and correspondence, approvals, results, analyses, studies, designs, drawings, diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) Software, (f) all other proprietary and intellectual property rights, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (h) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Knowledge” means, whether or not capitalized, when referring to the “knowledge” of Seller, or any similar phrase or qualification based on knowledge of Seller, (a) the actual knowledge of Dr. Hermann Luebbert, PhD, E. Fred Leffler, III, Daniel Hakansson and Dr. Montserrat Foguet and (b) the knowledge that such individuals, as reasonably prudent business persons, would have obtained after making reasonable inquiries to the applicable direct reports of such person with respect to the particular matter in question.

“Law” means any foreign, federal, state or local law, statute, code, rule, regulation, Order, common law, judgment, decree or other requirement or rule of any Governmental Authority.

“Liabilities” means any debt, liability or obligation of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising.

“License Agreement” means that License and Supply Agreement by and between Seller (as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc., as successor in interest to Medimetriks Pharmaceuticals, Inc.) and Ferrer dated March 10, 2014, as amended by that certain Amendment No. 1 dated March 5, 2018.

“Liens” means all liens, security interests, mortgages, deeds of trust, preemptive rights, charges, options, rights of first refusal or other third-party claims, transfer restrictions, pledges, and encumbrances.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, interest, penalties, fines, Taxes, claims, deficiencies, costs and expenses of any kind (including reasonable attorneys’ fees and expenses), but shall not include any punitive or exemplary damages (except to the extent actually awarded by a court, arbitrator or other Governmental Authority to a third party in connection with a Third Party Claim).

“Material Adverse Effect” means any Event that, individually or in combination with any other Events, is or would reasonably be expected to be materially adverse to the Business, the Acquired Assets or the Assumed Liabilities, or the condition (financial or otherwise) or results of operation of the Business, taken as a whole; provided, however, Material Adverse Effect shall not include any Event to the extent resulting from (a) any change, condition or effect in the United States or foreign economies, fiscal or monetary policy, sovereign indebtedness or securities, banking or financial markets in general or credit markets in general, including in interest rates or the availability of financing, (b) any change, condition or effect that affects the industries in which the Seller operates, (c) any change in any applicable Law or accounting rule or principle (including GAAP), any effect thereof or the enforcement, implementation or interpretation thereof, (d) any change, effect or circumstance resulting from changes in political conditions, (e) any condition caused by any act of terrorism or war (whether or not declared), military action or the escalation thereof, (f) any epidemic, pandemic or other public health emergency, (g) any natural or man-made disaster or act of God, including any inclement weather (including any hurricane, tropical storm or other tropical cyclone or disturbance), flood, fire, earthquake, tornado or riot or other civil disorder, (h) any change, effect or circumstance resulting from an action expressly required by this Agreement, (i) any change, effect or circumstance resulting from the execution or announcement of this Agreement or of the transactions contemplated by this Agreement or any Ancillary Agreement, (j) the failure of the Seller to meet any projection, forecast or estimate, including any projection of revenues or earnings for any period, or (k) any action taken at Purchaser’s written request or with Purchaser’s express written consent; provided further, that any events, developments, circumstances, conditions, occurrences, changes or effects resulting from any of the matters described in any of the foregoing clauses (a), (b), (c), (d), (e), (f) or (g) may constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that any such event, development, circumstance, condition, occurrence, change or effect has a materially disproportionate effect on the Business as compared to other similarly situated businesses.

“Medimetriks” means Medimetriks Pharmaceuticals, Inc.

“Order” means any order, judgment, ruling, injunction, award, stipulation, decree or writ of any Governmental Authority.

“Patents” means all patents and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof, and any patents or patent application in any country that share priority with or claim priority to any of the foregoing.

“Permits” means all permits, licenses, registrations, consents, certificates, qualifications, approvals and authorizations issued by or obtained from a Governmental Authority.

“Permitted Liens” means the restrictions, limitations and other terms of the license agreements set forth in Schedule 3.7(b)(i) and Schedule 3.7(b)(ii).

“Perrigo” means Perrigo Company of South Carolina, Inc.

“Perrigo Agreement” means that certain Consent to Assignment dated July 26, 2018 by and between Ferrer, Perrigo and Medimetriks and entered in connection with the Authorized Generic Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.

“Product” means XepiTM (ozenoxacin) cream, for topical use, and all other derivatives and modifications thereof.

“Purchaser Certificate” means a certificate in form and substance reasonably satisfactory to Seller, dated as of the Closing Date and duly executed and delivered by Purchaser, certifying that attached thereto is a true, complete and accurate copy of resolutions duly adopted by the board of directors (or comparable governing body) of Purchaser adopting and approving this Agreement and each Ancillary Agreement to which Purchaser is a party.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates and each of their respective officers, directors, managers and employees.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting regulatory approvals for pharmaceutical products in such country, including the FDA in the United States, and any corresponding national or regional regulatory authorities in any country that is a counterpart to the foregoing agency.

“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, commercialize or otherwise exploit the Product in a particular country or jurisdiction. Regulatory Materials also include (a) minutes of formal and material informal meetings with Regulatory Authorities regarding INDs/CTAs, marketing authorization applications, and similar filings with respect to the Product; and (b) drug master files (if applicable), INDs, marketing authorization applications, and other regulatory approvals that allow for the use of the Product in clinical trials or permit and maintain the regulatory application in good standing with the relevant Regulatory Authority.

“Related Party” means each officer or director of Seller, each family member thereof, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing.

“Seller Certificate” means a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed and delivered by Seller, certifying that attached thereto is a true, complete and accurate copy of resolutions duly adopted by the board of directors of Seller adopting and approving this Agreement and each Ancillary Agreement to which Seller is a party.

“Seller Indemnified Parties” means Seller and its respective Affiliates and each of their respective officers, directors, managers and employees.

“Seller Taxes” means any Taxes (i) imposed on Seller for any Tax period, (ii) imposed with respect to the Business or the Acquired Assets for any Pre-Closing Tax Period, (iii) imposed in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including any Transfer Taxes), and (iv) imposed on Purchaser or any of its Affiliates as a transferee or successor of Seller.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Specified Contracts” means the Contracts set forth on Schedule 3.9, together with all modifications and amendments thereto.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Supply Agreement” means that Supply Agreement by and between Seller (as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc.) and Ferrer dated March 5, 2018.

“Tax” means (i) any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, goods and services, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law), or other tax, assessment, duty, fee, or similar charge of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely, properly or electronically file a Tax Return or pay a Tax, or additional amounts in respect of the foregoing; (ii) Liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law or otherwise.

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including for the avoidance of doubt all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“U.S.” or “United States” means the United States of America.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the locations in this Agreement referenced below:

Term	Location

Acquired Assets	Section 2.1
Agreement	Preamble
Agreement Date	Preamble
Assumed Liabilities	Section 2.2(a)
Bankruptcy and Equity Exception	Section 3.1(b)
Basket Amount	Section 6.5(a)
Bill of Sale and Assignment and Assumption Agreement	Section 2.5(c)
Business	Recitals
Cap	Section 6.5(b)
Closing	Section 2.4
Closing Date	Section 2.4
CMO	Section 5.3
Commercial Quantities	Section 2.3(b)
Excluded Assets	Section 2.1(b)
Excluded Liabilities	Section 2.2(b)
Ferrer	Recitals
Indemnified Party	Section 6.4
Indemnifying Party	Section 6.4
Insurance Policies	Section 3.14
Milestone Event	Section 2.3(c)
Milestone Payment	Section 2.3(c)
Parties	Preamble
Party	Preamble
Product Know-How	Section 5.2
Purchase Price	Section 2.3
Purchaser	Preamble
Purchaser Closing Deliverables	Section 2.6
Purchaser Confidential Information	Section 5.5
Restricted Period	Section 5.9(a)
Restricted Person	Section 5.9(b)
Seller	Preamble
Seller Closing Deliverables	Section 2.5
Seller Intellectual Property	Section 3.7(c)
Third Party Claim	Section 6.4(a)
Transfer Taxes	Section 5.4(a)

Article II
PURCHASE AND SALE; CLOSING

Section 2.1 Acquired Assets and Excluded Assets.

(a) Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all of Seller’s right, title and interest in and to all of the following assets (collectively, the “Acquired Assets“):

(i) the Product;

(ii) all of the assets of Seller pertaining to the manufacture, sale and distribution of the Product;

(iii) all Intellectual Property of Seller relating to the Product, including, without limitation, (A) the patents and patent applications set forth on Schedule 2.1(a)(iii)(A) and (B) the trademarks and trademark applications set forth on Schedule 2.1(a)(iii)(B), including all goodwill specifically associated with the foregoing;

(iv) all preclinical data, records and reports relating to the Product;

(v) all contracts set forth on Schedule 2.1(a)(v);

(vi) other than the Authorized Generic Agreement, including the licenses and agreements therein, all of the licenses and agreements to which Seller is a party pertaining to the manufacture, sale, and distribution of the Product; and

(vii) to the extent transferable in accordance with Applicable Laws, all regulatory filings related to the Product.

To the extent any assets or property (including any Intellectual Property) owned by an Affiliate of Seller is included in the Acquired Assets (other than the Excluded Assets), Seller shall use its best efforts to cause such Affiliate to convey, assign, transfer and deliver to Purchaser, all of such Affiliate’s right, title and interest in and to such asset or property, free and clear of all Liens (other than Permitted Liens), for no additional consideration.

(b) Excluded Assets. Notwithstanding anything to the contrary contained herein, Purchaser shall only acquire the Acquired Assets, and Purchaser shall not acquire any other assets of Seller not expressly identified in Section 2.1(a) (collectively, the “Excluded Assets“).

Section 2.2 Assumed Liabilities and Excluded Liabilities.

(a) Assumed Liabilities. On the terms hereof and subject to the exclusions set forth in Section 2.2(b), at the Closing, Purchaser shall assume from Seller, and shall pay, perform, and discharge any and all of the Liabilities attributable to the duties or obligations of Seller specifically associated with the Acquired Assets, solely to the extent the action(s) or omission(s) creating such Liabilities occurred on or after the Closing or such Liabilities are required to be paid, performed, or discharged on or after the Closing (collectively, the “Assumed Liabilities“); provided, however, Assumed Liabilities shall not include (i) any Seller Taxes and (ii) any returns, rebates, chargebacks or similar Liabilities associated with any Product made available or commercialized by Seller.

(b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement and regardless of whether disclosed in the Disclosure Schedules or otherwise, at the Closing, Purchaser shall not assume, and shall not be responsible to pay, perform or discharge, any Liabilities of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities“).

For purposes of this Section 2.2, “Seller” shall be deemed to include any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of Law, merger, liquidation, consolidation, assignment, assumption or otherwise).

Section 2.3 Purchase Price. The aggregate purchase price for the Acquired Assets shall not exceed $10,000,000 (the “Purchase Price“). Purchaser shall pay the Purchase Price to Seller as follows:

(i) At the Closing, Purchaser shall pay or cause to be paid to Seller, by wire transfer of immediately available funds, $3,000,000 in cash, in accordance with the wire transfer instructions provided by Seller to Purchaser; provided, that such payment shall be made immediately following receipt by Purchaser of copies of the two electronic mail messages sent by Seller or its counsel for the purpose of Seller providing the notice to Perrigo and Medimetriks, and making the request to Ferrer, respectively, contemplated under Section 5.13.

(b) (i) Subject to Seller’s compliance, to the reasonable satisfaction of Purchaser acting in good faith, with Section 5.1(b) and Section 5.3 through the day Commercial Quantities are achieved, (ii) the Consultant’s performance of her material obligations pursuant to the Consulting Services Agreement through the earlier of (A) the day Commercial Quantities are achieved and (B) the termination or expiration of the Consulting Services Agreement, to the reasonable satisfaction of Purchaser acting in good faith, and (iii) the availability of certain commercial quantities of Product as set forth in Schedule 2.3(b) (the “Commercial Quantities“), Purchaser shall, subject to the terms and conditions of this Agreement, within [***]following the availability of the Commercial Quantities, pay or cause to be paid to Seller by wire transfer of immediately available funds, $1,000,000 in cash, in accordance with the wire transfer instructions provided by Seller to Purchaser.

(c) If any event set forth in Schedule 2.3(c) (each a “Milestone Event“) is achieved, whether by or on behalf of Purchaser or any of its Affiliates or their respective (sub)licensees or otherwise for the benefit of Purchaser or any of its Affiliates or their respective (sub)licensees, Purchaser shall, subject to the terms and conditions of this Agreement, within [***] following the achievement of each such Milestone Event, pay or cause to be paid the amount set forth in Schedule 2.3(c) under “Milestone Payment” opposite such Milestone Event (each, a “Milestone Payment“) to Seller. Once a Milestone Payment has been paid in accordance with this Section 2.3(c), Purchaser shall have no further obligations to any Person, including Seller or any of its Affiliates, representatives or equity holders, or any of their respective Affiliates, successors or assigns, with respect to such Milestone Payment or the Milestone Event with respect to which it was made.

Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing“) shall take place virtually by exchange of executed documents on the date hereof (such date on which the Closing occurs is referred to herein as the “Closing Date“). Concurrently with the Closing, Purchaser and the Consultant shall execute and deliver the Consulting Services Agreement.

Section 2.5 Seller Closing Deliverables. At or before the Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following documents and instruments (collectively, the “Seller Closing Deliverables“):

(a) the Seller Certificate, duly executed by Seller;

(b) all consents set forth on Schedule 2.5(b), duly executed by Seller and the counterparties set forth therein;

(c) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement“), duly executed by Seller;

(d) a valid IRS Form W-9, duly completed and executed by Seller; and

(e) all other instruments and documents required to be entered into or delivered by Seller pursuant to this Agreement.

Section 2.6 Purchaser Closing Deliverables. At or before the Closing, Purchaser shall deliver or cause to be delivered to Seller each of the following (collectively, the “Purchaser Closing Deliverables“):

(a) the Purchaser Certificate, duly executed by Purchaser;

(b) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

(c) $3,000,000, in accordance with Section 2.3(i);

(d) the Consulting Services Agreement, duly executed by Purchaser and Consultant; and

(e) all other instruments and documents required to be entered into or delivered by Purchaser pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the date hereof as set forth below.

Section 3.1 Organization and Qualification; Authorization.

(a) Seller is duly incorporated, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Seller) under the Laws of the State of Delaware and has all requisite power and authority to own or lease its assets and properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the character of the assets or properties owned or leased by it or the nature of its business make such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to result in a material Liability to Seller.

(b) Seller has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and (ii) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the Ancillary Agreements to which Seller is or will be a party will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute the valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and general equity and equitable relief principles (the “Bankruptcy and Equity Exception“).

Section 3.2 No Violation. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of Seller;

(b) violate, contravene or conflict with any Law or Order currently in effect applicable to Seller;

(c) Except as set forth on Schedule 3.2(c) of the Disclosure Schedules, contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a material default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any material Contract to which Seller is a party; or

(d) grant any other Person any rights, options, assignments, transfers, licenses, or interests in or to any Seller Intellectual Property or cause (i) any Seller Intellectual Property to be abandoned, cancelled, expired, forfeited, or terminated, (ii) a loss of, or encumbrance or restriction on, any Seller Intellectual Property or (iii) the release or delivery of any Seller Intellectual Property to any other Person;

in each case, except, in the case of Section 3.2(b), Section 3.2(c) and Section 3.2(d), where such violation, contravention, conflict, breach, default or right would not reasonably be expected to result in a material Liability of Seller.

Section 3.3 Consents and Approvals. Except as set forth on Schedule 3.3 of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller is or will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.4 Inventory. Seller does not own or possess any inventory that consists of the active pharmaceutical ingredient used for process validation purposes with respect to the Product. The Acquired Assets do not include any inventory of active pharmaceutical ingredients used for process validation purposes with respect to the Product.

Section 3.5 Absence of Changes or Events. Since [***], (a) the Business has been conducted by Seller in the ordinary course of business of Seller consistent with past practice, (b) there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) Seller has not suffered any loss, damage, destruction or other casualty affecting any material Acquired Assets, whether or not covered by insurance, and (d) Seller has not, in connection with or with respect to the Business or the Acquired Assets:

(i) sold, transferred, delivered, leased, licensed, sublicensed, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, suffered to exist, assumed or caused to be subjected to any Lien (other than Permitted Liens) on, any of the Acquired Assets, except for the sale of inventory or non-exclusive licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice;

(ii) incurred any indebtedness, if such indebtedness would be included in the Assumed Liabilities or otherwise created, granted, assumed or suffered to be incurred any Lien (other than Permitted Liens) of any kind on any of the Acquired Assets;

(iii) paid, discharged, satisfied, settled or otherwise compromised any Proceeding or waived, assigned or released any material rights or claims;

(iv) except as required by GAAP, changed any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);

(v) commenced any lawsuit;

(vi) terminated, amended or failed to renew or preserve any material Permit;

(vii) terminated, abandoned, amended, failed to renew or preserve, or permitted to lapse or enter the public domain, any Intellectual Property that is included in the Acquired Assets, except for amendments to registered or applied for Intellectual Property completed in the ordinary course of business consistent with past practice;

(viii) permitted the lapse of any existing insurance policy;

(ix) made any material changes in Seller’s practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing;

(x) commenced any proceeding for any voluntary liquidation, dissolution, or winding up of Seller, including initiating any bankruptcy proceedings on its behalf; or

(xi) authorized any of the foregoing or entered into or agreed to enter into an agreement to do any of the foregoing.

Section 3.6 Assets.

(a) Seller has good and marketable legal title to all of the applicable tangible and intangible Acquired Assets, free and clear of any and all Liens (other than Permitted Liens). The Acquired Assets constitute all of the assets that are necessary to enable Purchaser to carry on the Business immediately after the Closing in substantially the same manner as has been carried on by Seller since [***]. None of the Excluded Assets are material to the Business. No Affiliate of Seller is engaged in the Business or otherwise has any right, title or interest in any of the Acquired Assets.

(b) All material items of tangible personal property owned or leased by Seller that constitute Acquired Assets are in good operating condition and repair (other than any inventory of Seller), ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.

Section 3.7 Intellectual Property.

(a) Seller does not own any right, title or interest in any registered Intellectual Property (including any applications thereof) related to the Product or the Acquired Assets.

(b) Schedule 3.7(b)(i) of the Disclosure Schedules contains a true, complete and accurate list of all Intellectual Property (whether registered or unregistered) licensed to Seller and related to the Business, as currently conducted, the Product or the Acquired Assets and any license or other agreement relating thereto (other than commercially-available off-the-shelf software that has not been customized or modified). Schedule 3.7(b)(ii) of the Disclosure Schedules contains a true, complete and accurate list of all Intellectual Property (whether registered or unregistered) licensed by Seller to any Person and related to the Business, the Product or the Acquired Assets and any license or other agreement relating thereto.

(c) Seller owns and possesses all right, title and interest in and to, or has the right under the licenses set forth on Schedule 3.7(b)(i) and Schedule 3.7(b)(ii) of the Disclosure Schedules to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of the Business as currently conducted, including all Intellectual Property included in the Acquired Assets, free and clear of all Liens other than the restrictions, limitations and other terms of the license agreements set forth in Schedule 3.7(b)(i) and Schedule 3.7(b)(ii) (the “Seller Intellectual Property“). Except as set forth in Section 17.1 of the License Agreement, no Seller Intellectual Property included in the Acquired Assets is jointly owned with any other Person. Except as set forth in Schedule 3.7(c), all Seller Intellectual Property owned by or exclusively licensed to Seller is included in the Acquired Assets (it being acknowledged that Seller’s rights under the License Agreement and the Supply Agreement are exclusive only to the extent set forth in the License Agreement). To the Knowledge of Seller, (i) all registered Seller Intellectual Property are in good standing, (ii) none of the registered Seller Intellectual Property is invalid or unenforceable, and (iii) no loss or expiration of any of the registered Seller Intellectual Property is pending or threatened, except for patents expiring at the end of their statutory term. To the Knowledge of Seller, no due dates for filings or payments concerning the registered Seller Intellectual Property fall due within [***]after the anticipated Closing, whether or not such due dates are extendable.

(d) Each current and former employee, officer, consultant and contractor of Seller who is or has been involved in the creation or development (alone or with others) of any Seller Intellectual Property owned (or jointly owned) by Seller, has executed a valid and enforceable written agreement assigning to Seller ownership of all rights in such Seller Intellectual Property developed by such employee, officer, consultant and contractor in the course and scope of his or her employment or engagement by Seller. None of the equity holders of Seller owns any Seller Intellectual Property. Seller has not assigned or transferred to any other Person any right or option to sue or to recover for past, present or future infringements, misappropriations or other conflicts with respect to any Seller Intellectual Property.

(e) (i) There have been no claims or proceedings (including any interference, opposition, reissue, or reexamination proceeding) made or threatened against Seller in writing or, to the Knowledge of Seller, otherwise made or threatened against Seller asserting the invalidity, misuse or unenforceability of any Seller Intellectual Property or challenging Seller’s ownership of or exclusive license to any Seller Intellectual Property (it being acknowledged that Seller’s rights under the License Agreement and the Supply Agreement are exclusive only to the extent set forth in the License Agreement), (ii) Seller has not received any written or, to the Knowledge of Seller, other notices of any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by Seller of any Seller Intellectual Property (including any cease-and-desist letters or demands or offers to license any Seller Intellectual Property from any other Person), (iii) the conduct of the Business as previously conducted has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, and (iv) to the Knowledge of Seller, no Seller Intellectual Property has been infringed, misappropriated or violated by any other Person.

(f) Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the owned Seller Intellectual Property.

(g) No government funding or personnel were used, directly or indirectly, to develop or create, in whole or in part, any owned Seller Intellectual Property. No Governmental Authority, university, college or other educational institution or research center has or purports to have any ownership in, or rights to, any owned Seller Intellectual Property.

Section 3.8 Contracts. True, complete and accurate copies of the Contracts set forth on Schedule 2.1(a)(v), together with all modifications and amendments thereto, have previously been delivered or made available to Purchaser. Except as set forth on Schedule 3.8 of the Disclosure Schedules, such Contracts constitute all of the Contracts to which Seller is party (a) by which any of the Acquired Assets are bound or affected or (b) specifically in connection with the Business or the Acquired Assets. Such Contracts are in full force and effect, are a binding obligation of Seller, enforceable against Seller in accordance with their terms, except to the extent that enforcement may be limited by the Bankruptcy and Equity Exception. As of the date hereof, Seller is not in material breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material breach or default by Seller of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Contract and, to the Knowledge of Seller, no other party to such Contracts are in material breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a material breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under, any such Contract. Since [***], Seller has not received any written notice, or to the Knowledge of Seller, oral communication, regarding any violation or breach of, or default under any such Contracts. Seller has not been notified in writing by any counterparty to any such Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Contract.

Section 3.9 Specified Contracts. True, complete and accurate copies of the Authorized Generic Agreement and that certain Consent to Assignment dated July 26, 2018, by and between Seller (as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc.) and Medimetriks have previously been delivered or made available to Purchaser. To the Knowledge of Seller, true, complete and accurate copies of the Perrigo Agreement and Assignment and Assumption Agreement, dated July 26, 2018, by and between Medimetriks and Perrigo have previously been delivered or made available to Purchaser. As of the date hereof, Seller is not in material breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by Seller of, or, to the Knowledge of Seller, except as set forth in Schedule 3.2(c), which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Specified Contract and to the Knowledge of Seller, no other party to the Specified Contracts is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a material breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under, any Specified Contract. There are no disputes among Seller on one hand and Ferrer, Perrigo, or Medimetriks on the other hand under any Specified Contract, and to the Knowledge of Seller, there are no disputes among any of the parties, excluding Seller, under any Specified Contract.

Section 3.10 Litigation. There are no Proceedings pending or threatened in writing against Seller or related to or affecting the Business or any of the Acquired Assets.

Section 3.11 Compliance with Laws.

(a) Seller complies, and has for the past [***] complied, in all material respects with all Laws (including any Food, Drug and Safety Laws) in connection with the ownership of the Acquired Assets and the operation of the Business, and Seller has not received during the past [***] any written notice or other communication from any Governmental Authority that Seller is not in compliance in any material respect with any Law (including any Food, Drug and Safety Laws) applicable to the Acquired Assets.

(b) All preclinical and clinical trials that have been conducted in the past [***] or are being conducted by or on behalf of Seller are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Food, Drug and Safety Laws, including GMP, GCP, GLP and applicable FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 58, and 312 of the Code of Federal Regulations, any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations.

(c) To the Knowledge of Seller, no officer, director, manager, employee, agent or any other Person acting on behalf of Seller has made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to any Governmental Authority, in each case related to the Business and the Acquired Assets and that would reasonably be expected to result in a material Liability to Seller pursuant to any Food, Drug and Safety Laws.

(d) Seller holds or has secured rights under all regulatory authorizations or Permits necessary to research, develop, test, manufacture, distribute, and sell the Product to the extent necessary for the lawful operation of the Business as conducted by Seller. Seller has conducted the Business in material compliance with all terms and conditions of the regulatory authorizations and Permits. No suspension, revocation or cancellation of Seller’s regulatory authorizations or Permits is pending or, to the Knowledge of Seller, threatened and all such regulatory authorizations and Permits are valid and in full force and effect.

(e) During the past [***], Seller has not received and, with respect to any contract manufacturing organizations, is not aware of, either (i) any FDA Form 483 or similar notification from any Governmental Authority under any of the Food, Drug and Safety Laws with respect to the Acquired Assets or (ii) any warning letter, untitled letter, or other written communication or document from any Governmental Authority that asserts lack of compliance with any Food, Drug and Safety Laws or applicable health and safety Laws (which has not since been fully remedied). Seller has not received any written complaints or notices during the previous [***] alleging any material product quality issues related to the Product and associated with safety alerts or any recall or a request for recall of the Product, whether voluntary or the result of action by a Governmental Authority.

(f) During the past [***], none of Seller and to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct on behalf of Seller that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335a(a) or (b), or any similar law, rule or regulation of any other Governmental Authority, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authority.

Section 3.12 Licenses and Permits. As of immediately prior to the Closing, Seller holds all Permits necessary for the conduct, ownership, use, occupancy or operation of the Business or the Acquired Assets. Seller complies, and for the past [***] has complied, in all material respects with all such Permits, and Seller has not received during the past [***] any written notice from any Governmental Authority or any other Person that Seller is not in compliance in any material respect with any such Permit or of any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit. All such Permits constituting Acquired Assets (if any) are identified on Schedule 3.12 of the Disclosure Schedules, including their respective dates of issuance and expiration, and true, complete and accurate copies thereof have been provided or made available to Purchaser. All such Permits constituting Acquired Assets are, and immediately following the Closing will be, valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Closing (and as of the Agreement Date), Seller holds such Permits.

Section 3.13 Related Party Transactions. No Related Party (a) has any direct or indirect interest in any Acquired Asset, Assumed Liability, or the Business, (b) has entered into, or has had any direct or indirect financial interest in, the Product or other Acquired Asset, or transaction or business dealing involving the Business, (c) is competing, directly or indirectly, with the Business, (d) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Business, or (e) has any interest in or has filed any application with respect to any Intellectual Property of Seller which arises out of or relates to Seller.

Section 3.14 Suppliers. For purposes of this Agreement, “Top Suppliers” means the five (5) largest suppliers to Seller (excluding utilities) with respect to the Business by the aggregate dollar value of purchases by Seller during the twelve (12) month period ended December 31, 2024 (if any). During the past [***], no Top Supplier has terminated or adversely modified the amount, frequency or terms of the business such Top Supplier conducts with Seller. Seller has not received any written notice that any Top Supplier intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Supplier conducts with Seller following the Closing.

Section 3.15 Insurance Policies. Schedule 3.15 of the Disclosure Schedules contains a true, complete and accurate list of all insurance policies maintained by Seller which provide coverage to or for the benefit of or with respect to the Business or the Acquired Assets (the “Insurance Policies“), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True, complete and accurate copies of all such Insurance Policies have been provided or made available to Purchaser. Each Insurance Policy is in full force and effect and has not been subject to any lapse in coverage.

Section 3.16 Product.

(a) The Product has been, to the extent each of the following is applicable to Seller, researched, developed, manufactured, processed, tested, stored, shipped, labelled, and distributed by Seller in compliance in all material respects with all applicable Laws.

(b) During the past [***], there have been no recalls, field notifications or seizures ordered or, to the Knowledge of Seller, threatened by the FDA or any other Governmental Authority with respect to the Product, and Seller has not within the last [***], either voluntarily or at the request of any Governmental Authority, initiated or conducted a recall or market withdrawal of the Product or issued a safety alert, warning or “dear doctor” letter relating to the Product. Seller has not at any time during the preceding [***], received any written notice from the FDA or other Governmental Authority that it has commenced, or threatened to initiate, any investigation or action to withdraw approval, restrict sales or marketing or request a recall with respect to the Product, or that the FDA or such other Governmental Authority has commenced or threatened to initiate any investigation or other material enforcement action to enjoin or place restrictions on the production of the Product.

Section 3.17 Government Contracts. Seller does not have any Government Contracts that would constitute Acquired Assets nor does Seller have any Government Bids that if accepted would reasonably be expected to constitute an Acquired Asset.

Section 3.18 Anti-Money Laundering. Seller has in place, adheres to and maintains (and has had in place, adhered to and maintained) policies and procedures designed to ensure compliance in all material respects with all Anti-Money Laundering Laws and guidelines applicable to Seller, and no Proceeding by or before any Governmental Authority against or affecting any Acquired Assets with respect to any such Laws or guidelines is pending or, to the Knowledge of Seller, threatened.

Section 3.19 Anticorruption; Improper Payments. None of Seller, nor to the Knowledge of Seller, any officer, director, agent, manager or employee of Seller has for the past [***], directly or indirectly, taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official to secure any improper advantage or to obtain or retain business that would Seller to be in violation of Improper Payment Laws. Neither Seller nor any of its Affiliates have received any written notice or communication from any Person that alleges potential violation of any Improper Payment Laws.

Section 3.20 Tax Matters. Seller has timely and properly filed all Tax Returns required to be filed by it, taking into account any extension of time to file granted to Seller, and all such Tax Returns are true, accurate and complete in all material respects. Seller has timely and properly paid all Taxes required to be paid by Seller or with respect to the Business or the Acquired Assets, whether or not shown on any Tax Return. None of the Assumed Liabilities is any Tax allocation, Tax sharing, Tax indemnification, Tax gross-up or Tax distribution Contract or arrangement.

Section 3.21 No Fraudulent Conveyance. Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder Seller’s creditors and the consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby are not reasonably expected have any such effect. The transactions contemplated hereby do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Acquired Assets after the Closing.

Section 3.22 No Brokers or Finders. Except as set forth on Schedule 3.22 of the Disclosure Schedules, neither Seller nor any of its Affiliates has retained any broker or finder, or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as set forth below.

Section 4.1 Organization; Authorization.

(a) Purchaser is duly incorporated, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Purchaser) under the Laws of the State of Nevada and has all requisite power and authority to own or lease its assets and properties and to carry on its business as now being conducted.

(b) Purchaser has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and (ii) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is or will be a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Purchaser. This Agreement has been, and the Ancillary Agreements to which Purchaser is or will be a party will be, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except to the extent that enforcement may be limited by Bankruptcy and Equity Exception.

Section 4.2 No Violation. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of Purchaser;

(b) violate, contravene or conflict with any Law or Order currently in effect applicable to Purchaser, except where such violation, contravention, or conflict would not reasonably be expected to result in a material Liability of Purchaser; or

(c) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a material default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Purchaser under, any material Contract to which Purchaser is a party;

(d) in each case, except, in the case of Section 4.2(b) and Section 4.2(c), where such violation, contravention, conflict, breach, default or right would not reasonably be expected to result in a material Liability of Purchaser.

Section 4.3 Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Purchaser is or will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.4 No Brokers or Finders. Other than Roth Capital Partners, neither Purchaser nor any of its Affiliates has retained any broker or finder, or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All commissions and fees to be paid to Roth Capital Partners in connection with the transactions contemplated by this Agreement shall be paid by Purchaser.

Section 4.5 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreement.

Section 4.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser shall be solvent and shall be able to pay its debts as they become due. No transfer of property is being made and no obligation is being incurred, in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser or any of its Affiliates. In connection with the transactions contemplated by this Agreement or any Ancillary Agreement, Purchaser has not incurred, either directly or through any of its Affiliates, indebtedness beyond its or their ability to pay such indebtedness, in the ordinary course of business, as such indebtedness becomes absolute and matured.

Section 4.7 Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.8 Independent Investigation. In entering into this Agreement, Purchaser has conducted to its satisfaction, an independent investigation of the Acquired Assets in making its determination to proceed with the transactions contemplated by this Agreement, and has relied solely upon its own investigation and analysis and the representations and warranties of Seller expressly contained in Article III (including the related portions of the Disclosure Schedules). Purchaser acknowledges and agrees that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III (including the related portions of the Disclosure Schedules).

Article V
COVENANTS AND AGREEMENTS

Section 5.1 Further Assurances.

(a) Each of the Parties agrees that subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements or to vest, perfect or confirm of record or otherwise in Purchaser any and all right, title and interest in, to and under any of the Acquired Assets as a result of or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) In addition to the services described in the Consulting Services Agreement, from and after the Closing, Seller shall use commercially reasonable efforts to assist Purchaser with the launch of the Product by making its personnel, with the appropriate knowledge, experience or background, reasonably available to Purchaser, at commercially reasonable rates to be mutually agreed upon, to consult with Purchaser on an as needed basis. Such consultation shall be in addition to the technical assistance that Seller shall provide in connection with the technology transfer related to the Product set forth in Section 5.3.

Section 5.2 Regulatory. In addition to the services described in the Consulting Services Agreement, within [***] after the Closing, Seller shall (i) transfer all know-how, trade secrets, and other Intellectual Property, and all embodiments thereof, then-existing, in its possession and control, and not previously provided to Purchaser, including all data, information, results and materials within the possession or control of Seller and its Affiliates, that are necessary or reasonably useful for the Development, manufacturing, and anticipated commercialization of the Product (“Product Know-How“) and (ii) to the extent transferable in accordance with Applicable Laws, assign and transfer to Purchaser (or its designee) all of its right, title and/or interest in the Regulatory Materials for or in respect of the Product held or filed by or on behalf of Seller or its Affiliate, along with copies of any such Regulatory Materials in Seller’s possession. To the extent any Product Know-How or other Intellectual Property relating to the Product is in the possession of or under the control of a third party (e.g., Ferrer) then Seller shall (i) at Purchaser’s request, expressly authorize such third party to make such Product Know-How or Intellectual Property available to Purchaser, and (ii) not take any action which would limit the right or ability of such third party to transfer or otherwise make such Product Know-How or Intellectual Property available to Purchaser. Within [***] following the Closing, Seller shall initiate all required actions to delist the Product from the industry compendia (i.e., Red Book, FDB and Gold Standard) and the National Drug Codes applicable to the Product and promptly provide Purchaser with all documentation evidencing the completion of such delistings upon receipt.

Section 5.3 Technology Transfer. From the Closing Date through the earlier of (i) [***] following the Closing Date and (ii) when full commercial and regulatory consent or approval of any regulatory supplement needed to commercialize the Product has been received from FDA, Seller shall, at any time within [***] of Purchaser’s request, provide and deliver to Purchaser (and/or a third party contract manufacturer designated by Purchaser (a “CMO“)) all reasonably requested assistance and support to enable Purchaser (and any CMOs) to receive and use the Product Know-How. In addition, upon request of Purchaser, from time to time after the Closing Date, on mutually agreeable timetables, Seller shall use commercially reasonable efforts to provide reasonable technical assistance to Purchaser and its Affiliates (and any CMO) with respect to Purchaser’s and its Affiliate’s (and any CMO’s) receipt, adoption, and establishment of the manufacturing process and obtaining related regulatory approvals, consents, and/or modifications to existing Health Registrations for the manufacture of the Product by Purchaser, its Affiliates and/or any CMO. Notwithstanding anything to the contrary in this Section 5.3, Seller shall have no obligation to provide any such assistance to Purchaser described in this Section 5.3 after the date that is [***] from Purchaser’s receipt of the Commercial Quantities.

Section 5.4 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, real property transfer, goods and services, excise, registration and other similar Taxes, and all conveyance or filing fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and any Ancillary Agreements (“Transfer Taxes“) shall be borne and paid [***] by Seller, when due, and the Party required by Law to do so, shall, at Seller’s expense, timely file all Tax Returns and other documentation with respect to all such Transfer Taxes (and the non-filing Party shall reasonably cooperate in good faith with respect thereto as necessary) and timely pay all Transfer Taxes; provided that Seller shall pay to Purchaser any portion of Transfer Taxes reflected on such returns no later than [***] after receiving notice from the Purchaser. The Parties shall cooperate in good faith to minimize or avoid any Transfer Taxes that might be imposed to the extent permitted by applicable Law.

(b) Allocation of Tax Liability. For all purposes under this Agreement involving the determination of Taxes (including the determination of Seller Taxes), in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the close of the Closing Date shall be (i) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item (without regard for income, gross receipts, payroll, sales or use), deemed to be the amount of such Taxes for such entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of income, gross receipts, payroll, sales, use and all other Taxes, deemed equal to the amount which would be payable if such taxable period ended on the end of the Closing Date.

(c) Tax Controversies. After the Closing, Seller, on the one hand, and Purchaser, on the other hand, (i) will promptly inform the other Party in writing of any written notice it receives of any audit, investigation, request for documents or information related to Taxes imposed with respect to the Acquired Assets that could affect the Tax liability of the other Party (ii) will each provide the other Party, at the other Party’s expense, with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative Proceeding relating to liability for Taxes, (iii) will each retain and, at the other Party’s expense, provide to the other Party all records and other information that may be relevant to any such Tax Return, audit or examination, Proceeding or determination and (iv) will each provide the other Party with any final determination of any such audit or examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the generality of the foregoing, each of Seller and Purchaser will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof of Seller ending on or prior to the Closing Date.

Section 5.5 Confidentiality. Except as otherwise provided herein or in the Ancillary Agreements, Seller shall, and shall direct its Affiliates and its representatives to treat on and after the date hereof as strictly confidential all Purchaser Confidential Information and Seller shall not, and shall direct its Affiliates and its representatives not to, after the date hereof, use in any way, or divulge or convey to any third party, such Purchaser Confidential Information; provided, however, that Seller or its Affiliates may furnish such portion (and only such portion) of such information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (a) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority or is otherwise required to disclose such information pursuant to applicable Law and (b) to the extent not inconsistent with such request, Order or applicable Law, it notifies Purchaser of the existence, terms and circumstances surrounding such request so that Purchaser may, at its sole cost and expense, take steps to resist or narrow such request. Notwithstanding anything to the contrary herein, this Section 5.5 shall not apply to (i) any use or disclosure expressly contemplated by this Agreement or any Ancillary Agreement, (ii) any Proceeding in connection with the enforcement of rights hereunder or under any Ancillary Agreement, or (iii) any use or disclosure to Seller’s or any of its Affiliates’ advisers (including attorneys, accountants, consultants, and financial advisors) and their respective officers, employees, directors, partners, and agents, but only to the extent that such representatives have a bona fide need to know such Purchaser Confidential Information in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and are informed of the confidential nature of such Purchaser Confidential Information. For purposes of this Agreement, “Purchaser Confidential Information“ consists of all confidential, non-public or proprietary information and data relating to the Acquired Assets and/or Assumed Liabilities (other than data or information that (A) is or becomes available to the public other than as a result of a breach of this Section 5.5 or (B) is acquired after the date of this Agreement on a non-confidential basis from a third party source that is not prohibited from disclosing such information to Seller or its Affiliates).

Section 5.6 Transfer of Files. With respect to data, records, files, manuals and other documentation that constitute Seller Intellectual Property, including: (a) source code, compilation instructions, linking information, programming notes, algorithm documentation; (b) studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; and (c) all files, documents, correspondence, and records of attorneys or consultants of Seller (or its predecessor(s) in interest) relating to the Seller Intellectual Property, Seller shall use commercially reasonable efforts to transfer and deliver such embodiment of the Acquired Assets, in accordance with the reasonable instructions specified by Purchaser. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Acquired Assets, then the hard drive or other medium shall be imaged and provided to Purchaser in a reasonably accessible format.

Section 5.7 Public Announcements. Except to the extent required under applicable Laws, Seller shall not, and shall cause its respective Affiliates, officers, directors, managers, employees, partners, agents, advisors or other representatives not to, issue or cause the publication of any press release or other public announcement relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior written consent of Purchaser.

Section 5.8 Wrong Pocket Provisions.

(a) If, at any time following the Closing, any Acquired Asset which should have been transferred to Purchaser pursuant to the terms of this Agreement and the Ancillary Agreements was not transferred to Purchaser as contemplated by this Agreement or the Ancillary Agreements, then Seller and Purchaser shall use commercially reasonable efforts to promptly transfer such Acquired Asset (and any related liability and obligation which is an Assumed Liability) to Purchaser for no additional consideration.

(b) If, at any time following the Closing, any Assumed Liability was not transferred and assumed by Purchaser as contemplated by this Agreement or the Ancillary Agreements, then Seller and Purchaser shall each use commercially reasonable efforts to promptly cause such Assumed Liability (and any related property, right or asset that is an Acquired Asset) to be transferred to and assumed by Purchaser.

(c) If, at any time following the Closing, any Excluded Asset which should have been retained by Seller pursuant to the terms of this Agreement or the Ancillary Agreements was transferred to Purchaser, then Seller and Purchaser shall use commercially reasonable efforts to promptly transfer such Excluded Asset to Seller or an Affiliate thereof nominated by Seller for no additional consideration.

(d) If, at any time following the Closing, any Excluded Liability (whether arising prior to, at or following the Closing) was transferred and assumed by Purchaser as contemplated by this Agreement or the Ancillary Agreements, then Seller and Purchaser shall each use commercially reasonable efforts to promptly transfer, and a Seller or any Affiliate thereof nominated by Seller, shall assume such Excluded Liability.

Section 5.9 Restrictive Covenants.

(a) Non-Competition. Seller covenants and agrees that, for a period of [***] following the Closing (the “Restricted Period“), Seller will not, and will cause its Affiliates not to, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business (i) utilizing the Product or (ii) primarily engaged in the research, development or commercialization of a drug program specifically targeting the topical treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes, in each case anywhere in the United States of America. Nothing contained in this Section 5.9(a) shall in and of itself prohibit Seller or its Affiliates from (A) the passive ownership, directly or indirectly, of less than 5% of any securities of any Person traded on a national securities exchange or traded in the over-the-counter market, (B) directly or indirectly, engaging or participating (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business not otherwise utilizing the Product; provided in each case that Seller and its Affiliates are not otherwise in breach of this Section 5.9(a), or (C) undertaking any act or conduct expressly contemplated by this Agreement or any Ancillary Agreement.

(b) Non-Solicitation. Seller covenants and agrees that, during the Restricted Period, Seller will not, and will cause its Affiliates not to, directly or indirectly solicit, induce or recruit, or attempt to solicit, induce or recruit, for employment or engagement, any individual who is, or was at any time during the [***] period immediately preceding the Closing Date, an employee or individual independent contractor of Purchaser, LNHC, Inc., Chromocell Therapeutics Australia Pty Ltd., or Channel Pharmaceutical Corporation (each, a “Restricted Person“), or otherwise seek to adversely influence or alter any Restricted Person’s relationship with the Business and/or Purchaser or any of its Affiliates; provided, however, (i) general solicitations for employment or services in a newspaper or any other media or on the internet, or through a search firm, which general solicitations do not specifically target any employee or independent contractor of the Purchaser shall not constitute violations of this Section 5(b), and (ii) this Section 5(b) shall not prevent Seller or its Affiliates from soliciting, hiring, or engaging any such person who: (A) responds to solicitations of employment not specifically directed at employees or independent contractors of Purchaser (including by a recruiter or search firm), (B) has not been employed by Purchaser for at least six (6) months prior to commencement of employment or engagement discussions between the Seller or its Affiliates and such Person or (C) initiates discussions regarding such employment or engagement without any direct or indirect solicitation by the Seller or its Affiliates.

(c) Non-Disparagement. Each Party covenants and agrees that such Party will, and will cause its respective Affiliates not to, directly or indirectly, make, cause to be made or condone the making of any statement or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against any other Party. Nothing in this Section 5.9(b) shall limit any Party’s or its respective Affiliate’s truthful testimony compelled by Law.

(d) Acknowledgements; Remedies. Each Party acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.9 were a material inducement to such Party to enter into this Agreement and to perform its respective obligations hereunder, (ii) the restrictions and covenants in this Section 5.9, and the rights and remedies conferred upon such Party, are necessary to protect the goodwill of the Business, and (iii) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.9 are reasonable. Such Party further acknowledges and agrees that irreparable injury may result to another Party if such first Party or any of its respective Affiliates breaches any of the terms of this Section 5.9, and that in the event of an actual breach by such first Party or any of its respective Affiliates of any of the provisions contained in this Section 5.9, such other Party may not have any adequate remedy at Law. Each Party accordingly agrees that in the event of any actual or threatened breach by any Party or any of its respective Affiliates of any of the provisions contained in this Section 5.9, the applicable other Party shall be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting any Party from pursuing any other remedies available to it for such breach, including the recovery of any damages that it is able to prove. Each Party shall cause its respective Affiliates to comply with this Section 5.9, and shall be liable for any breach by any of its Affiliates of this Section 5.9.

Section 5.10 Customer and Supplier Inquiries; Accounts Receivable. From and after the Closing, Seller will refer to Purchaser all customer, supplier, service provider or other inquiries or correspondence relating to the Acquired Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Seller will promptly remit to Purchaser all payments and invoices received after the Closing that relate to the Acquired Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchaser will have the right and authority to collect for its own account all items that are included in the Acquired Assets and to endorse with the name of Seller any checks or drafts received with respect to any such items. Purchaser will promptly remit to Seller all payments and invoices received after the Closing that relate to the Excluded Assets or the Excluded Liabilities.

Section 5.11 Protective Covenants. Purchaser shall not take, nor shall Purchaser cause or permit any of its controlled Affiliates to take, any action the primary purpose of which action is (a) to reduce the amount of the Purchase Price, including the amounts payable under Sections 2.3(b) and 2.3(c), or (b) to avoid the achievement of any of the relevant thresholds or Milestone Events. Purchaser agrees that Seller shall have the right, at Seller’s own expense and upon at least [***] prior written notice to Purchaser, to have an independent certified public accountant to whom Purchaser has no reasonable objection, to examine the information and records in Purchaser’s possession or control that relate to the achievement of any relevant thresholds or Milestone Events after the Closing; provided that such access shall be permitted no more than once per calendar year. The Parties may agree in writing to additional access in the event of an alleged breach, and any such additional access shall be limited in scope to the records reasonably necessary to address the alleged breach.

Section 5.12 Lien Releases. Promptly after the Closing Date, Seller shall deliver to Purchaser a copy of all filed UCC-3 termination or amendment statements (as the case may be, including any partial release statements) evidencing the termination of all Liens with respect to the Acquired Assets.

Section 5.13 Specified Contracts Matters. Immediately following the Closing (and in any event, on the same Business Day), in connection with the termination of the License Agreement, Seller (i) shall deliver a notice to Perrigo and Medimetriks and (ii) shall request Ferrer deliver a notice to Perrigo, in each case, in the form agreed to by Purchaser and Seller.

Section 5.14 Termination of License Agreement. Immediately following the Closing (and in any event, on the same Business Day), Purchaser shall, and shall cause Ferrer to, terminate the License Agreement.

Article VI
INDEMNIFICATION

Section 6.1 Survival.

(a) The representations and warranties contained in Article III and Article IV shall survive the Closing and continue in full force and effect until, and expire on, the date that is [***] after the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and continue in full force and effect through the date that is [***] following the expiration of the statute of limitations applicable thereto. The covenants or other agreements contained in this Agreement that by their terms contemplate performance prior to the Closing shall not survive the Closing. All covenants or other agreements contained in this Agreement that by their terms contemplate performance at or after the Closing Date shall survive the Closing until the earlier of (i) their performance in accordance with their respective terms or (ii) the expiration of the applicable statute of limitations.

(b) Notwithstanding anything to the contrary contained herein, any claim asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period set forth above shall not thereafter be barred by the expiration of such applicable survival period set forth above and such claims shall survive until finally resolved.

Section 6.2 Indemnification By Seller. From and after the Closing, and subject to the terms and conditions of this Agreement, including this Article VI, Seller shall indemnify, defend and hold harmless each of the Purchaser Indemnified Parties from and against any and all Losses resulting from or arising out of:

(a) any inaccuracy in or the breach of any representation or warranty made by Seller contained in Article III;

(b) (i) any breach of any covenant or agreement contained in this Agreement by Seller that by its terms provides for obligations following the Closing and (ii) any material breach by the Consultant of her material obligations under the Consulting Services Agreement following the Closing through the earlier of (A) the day Commercial Quantities are achieved and (B) the termination or expiration of the Consulting Services Agreement;

(c) any suit, action, litigation, hearing, inquiry, examination, demand, proceeding, arbitration, mediation, claim, charge, investigation or audit, pending or threatened, related to the Business or the Acquired Assets that occurred and was known by Seller prior to the Closing;

(d) any Excluded Liability;

(e) any outstanding debt related to the Business or the Acquired Assets prior to Closing;

(f) any Seller Taxes; and

(g) each of the following: (i) the actions of Seller contemplated by Section 5.13, (ii) the Authorized Generic Agreement, (iii) the Consent to Assignment dated July 26, 2018, by and between Seller (as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc.) and Medimetriks, and (iv) any other agreement related to the Business or the Acquired Assets by and among Seller on the one hand and Perrigo and/or Medimetriks on the other hand, but in each case, specifically excluding any Losses with respect to the matters set forth in this subsection (g) incurred by the Purchaser Indemnified Parties prior to the Closing.

Section 6.3 Indemnification by Purchaser. From and after the Closing, and subject to the terms and conditions of this Agreement, including this Article VI, Purchaser shall indemnify, defend and hold harmless each of the Seller Indemnified Parties from and against any and all Losses resulting from or arising out of:

(a) any inaccuracy in or the breach of any representation or warranty made by Purchaser contained in Article IV;

(b) any breach of any covenant or agreement contained in this Agreement by Purchaser that by its terms provides for obligations following the Closing;

(c) any Assumed Liability; and

(d) the Acquired Assets, including the ownership, use and/or operation of the Acquired Assets from and after the Closing.

Section 6.4 Indemnification Procedure. The party making a claim under this Article VI shall be referred to as the “Indemnified Party“ and the party against whom such claims are asserted under this Article VI shall be referred to as the “Indemnifying Party.”

(a) In the event that any Indemnified Party receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim“) against such Indemnified Party, with respect to which any Indemnifying Party is required to provide indemnification under this Article VI, such Indemnified Party shall give written notice regarding such Third Party Claim to such Indemnifying Party within [***] after learning of such Third Party Claim; provided that the failure to so notify such Indemnifying Party shall not relieve such Indemnifying Party of its obligations under this Article VI except to the extent (and only to the extent) that such Indemnifying Party forfeits substantial rights or defenses by reason of such failure. Such notice by such Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by such Indemnified Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s own expense or such Indemnifying Party at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below), at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, by delivering written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim within [***] of receipt of notice from the Indemnified Party, and the Indemnified Party shall reasonably cooperate in good faith in such defense. In the event that such Indemnifying Party assumes the defense of such Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of such Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with this Section 6.4(b), such Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification, subject to the limitations set forth in this Article VI, for any and all Losses based upon, arising from or relating to such Third Party Claim.

(c) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of such Third Party Claim, with counsel selected by such Indemnified Party subject to such Indemnifying Party’s right to control the defense thereof.

(d) Seller and Purchaser shall cooperate in good faith with each other in all reasonable respects in connection with the defense of any Third Party Claim. In no event shall the Indemnified Party or the Indemnifying Party settle a Third Party Claim without the prior written consent of the Indemnified Party or the Indemnifying Party, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Notwithstanding anything to the contrary contained herein, (i) the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall maintain or assume control of the defense of such Third Party Claim) if (A) the Third Party Claim relates to or involves any criminal proceeding, or (B) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, and (ii) if Seller or any of its respective Affiliates (or any of their respective officers, directors, managers or employees) is the Indemnifying Party, such Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and Purchaser shall maintain or assume control of the defense of such Third Party Claim) if (A) the Third Party Claim could reasonably be expected to materially and adversely affect the Purchaser Indemnified Party (as determined by the Purchaser Indemnified Party in good faith) other than as solely a result of money damages, (B) the Purchaser Indemnified Party reasonably believes that the Losses relating to the claim could exceed an amount equal to the Purchase Price, (C) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the commercially reasonable judgment of the Purchaser Indemnified Party for the same counsel to represent both the Purchaser Indemnified Party and Seller, (D) the Third Party Claim involves a material customer or supplier of the Business or any Purchaser Indemnified Party, or (E) Seller fails to defend the Third Party Claim in a commercially reasonable manner.

(f) The Indemnifying Party or the Indemnified Party, as applicable, may not, without the prior written consent of the other, consent to a settlement of or the entry of any judgment arising from, any such Third Party Claim that (i) grants any relief other than monetary damages that are paid in full by the Indemnifying Party concurrently with the settlement, (ii) includes a finding or admission of any violation of Law by any Indemnified Party, (iii) may reasonably be expected to materially and adversely effect the business of the Indemnified Party, or (iv) does not expressly and unconditionally release each Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim.

(g) In the event any Indemnified Party has a claim for indemnification under this Article VI against any Indemnifying Party on account of a Loss that does not result from a Third Party Claim, such Indemnified Party shall deliver prompt written notice of such claim to such Indemnifying Party, provided that the failure to so notify such Indemnifying Party shall not relieve such Indemnifying Party of its obligations under this Article VI except to the extent (and only to the extent) that such Indemnifying Party forfeits substantial rights or defenses by reason of such failure. Such notice by such Indemnified Party shall describe such claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by such Indemnified Party. Such Indemnifying Party shall have [***] after its receipt of such notice to respond in writing to such claim. During such [***] period, such Indemnified Party shall allow such Indemnifying Party and its representatives to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount may be payable in respect of such claim and such Indemnified Party shall reasonably assist in good faith such Indemnifying Party’s investigation.

Section 6.5 Certain Limitations.

(a) Seller shall not be liable under Section 6.2(a) with respect to Losses unless the aggregate amount of such Losses incurred by the Purchaser Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 6.2(a) exceeds an amount equal to [***] (the “Basket Amount“), and if and when such Basket Amount is met, then Seller will be liable under Section 6.2(a) only in respect of all Losses in excess of the Basket Amount, subject in all respects to Section 6.5(b) and Section 6.5(c); provided, however, that such limitation shall not apply to any claim for indemnification for a breach of or inaccuracy in any Fundamental Representation or any claim based on Fraud.

(b) Subject to the other limitations in this Article VI, Seller’s maximum aggregate liability for Losses pursuant to Section 6.2(a), and the Purchaser Indemnified Parties’ sole and exclusive recourse for Losses against Seller pursuant to Section 6.2(a), shall not exceed and be limited in the aggregate to [***] (the “Cap“); provided, however, that such limitation shall not apply to any claim for indemnification for a breach of or inaccuracy in any Fundamental Representation or any claim based on Fraud. Subject to the other limitations in this Article VI, Purchaser’s maximum aggregate liability for Losses pursuant to Section 6.3(a), and the Seller Indemnified Parties’ sole and exclusive recourse for Losses against Purchaser pursuant to Section 6.3(a), shall not exceed and be limited in the aggregate to the Cap; provided, however, that such limitation shall not apply to any claim for indemnification for a breach of or inaccuracy in any Fundamental Representation or any claim based on Fraud.

(c) Subject to the other limitations in this Article VI and the immediately following sentence, in the event that any Purchaser Indemnified Party or Seller Indemnified Party suffers a Loss that is entitled to indemnification pursuant to Section 6.2 or Section 6.3, respectively, including in respect of breaches of any Fundamental Representation, the maximum aggregate amount that all Purchaser Indemnified Parties or Seller Indemnified Parties, respectively, may recover from Seller or Purchaser, respectively, with respect to any and all such Losses shall be equal to the Purchase Price. The limitations on the rights of the Purchaser Indemnified Parties or Seller Indemnified Parties to seek recourse against Seller or Purchaser, respectively, set forth in this Section 6.5 shall not apply to Seller’s or Purchaser’s liability for claims based on Fraud.

Section 6.6 Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement and (b) the amount of Losses arising from such a breach for which the Indemnified Parties are entitled to indemnification under this Agreement, each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

Section 6.7 Exclusive Remedy. Subject to Section 7.11 (Specific Performance) and other than in the case of Fraud, the Parties hereby acknowledge and agree that the indemnification provisions set forth in this Article VI are and shall be their sole and exclusive remedy with respect to (a) any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein and this Agreement and the Ancillary Agreements, or (b) any and all other Losses, claims or damages otherwise arising out of or relating to this Agreement and the Ancillary Agreements, the transactions contemplated hereby and thereby and the subject matter of this Agreement and the Ancillary Agreements. In further of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and any and all rights, claims and causes of action otherwise arising out of or relating to this Agreement and the Ancillary Agreements, the transactions contemplated hereby and thereby and the subject matter of this Agreement and the Ancillary Agreements (other than, in each of the foregoing cases, Fraud), that it may have against any other Party and its Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 7.11 (Specific Performance).

Section 6.8 No Double Recovery. Notwithstanding anything herein to the contrary, no Party or other Person entitled to indemnification under this Article VI shall be entitled to indemnification or reimbursement under any provision of this Agreement or any Ancillary Agreement for any amount to the extent such Party, other Person or their respective Affiliate has been actually indemnified or reimbursed for such amount under any other provision of this Agreement or any Ancillary Agreement.

Section 6.9 Insurance Proceeds. The amount of Losses incurred by an Indemnified Party shall be net of, and eroded by, any insurance or other third party proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim giving rise to such Losses. The Indemnified Party will use commercially reasonable efforts to collect any such insurance, other than under self-insurance policies, but shall under no circumstances have any obligation to engage in any litigation in connection therewith. In the event that any insurance, third party, indemnity, contribution or other similar proceeds are actually received by an Indemnified Party as contemplated in this Section 6.9 with respect to any Losses for which such Indemnified Party has been indemnified hereunder, then a refund equal to the net aggregate amount of the recovery shall be made promptly to the applicable Indemnifying Party by such Indemnified Party.

Section 6.10 Mitigation. In the event of any breach giving rise to an indemnification obligation under this Article VI, the Indemnified Party agrees to use commercially reasonable efforts to mitigate or otherwise minimize any Losses, liability or damage which forms the basis of a claim hereunder or in connection with the transactions contemplated by this Agreement.

Section 6.11 Payment of Indemnification Claims.

(a) Once a claim for indemnification under this Article VI by a Purchaser Indemnified Party has been finally determined (whether by agreement among the parties to such claim or by final judgement of a court of competent jurisdiction), then, subject to the limitations set forth in this Article VI, Seller shall satisfy such claim in full by (as determined in Purchaser’s sole discretion) (i) Seller making a payment in cash to such Purchaser Indemnified Party or Purchaser Indemnified Parties and/or (ii) Purchaser cancelling any payment, or portion thereof, otherwise payable by Purchaser to Seller pursuant to Section 2.3(c). In the event Seller fails to make payment in cash to satisfy any claim for indemnification under this Article VI within [***] of when such payment is due under this Article VI, Purchaser shall have the right to cancel any payment, or portion thereof, otherwise payable by Purchaser to Seller pursuant to Section 2.3(c) equal to the amount of such failed payment.

(b) Once a claim for indemnification under this Article VI by a Seller Indemnified Party has been finally determined (whether by agreement among the parties to such claim or by final judgement of a court of competent jurisdiction), then, within [***] following such final determination, subject to the limitations set forth in this Article VI, Purchaser shall pay to such Seller Indemnified Party or Seller Indemnified Parties such amount to satisfy such claim in full.

Section 6.12 Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by Purchaser and Seller as adjustments to the Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Article VII
MISCELLANEOUS

Section 7.1 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent when sent by electronic mail, (c) one (1) Business Day after being sent by a nationally recognized overnight courier service (receipt requested), or (d) three (3) Business Days after the date mailed if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 7.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to Seller, from Agreement Date through November 30, 2025:	Biofrontera Inc. 120 Presidential Way, Suite 330 Woburn, MA 01801 Attention: [***]

If to Seller, following November 30, 2025:	Biofrontera Inc. 660 Main Street, First Floor Woburn, MA 01801 Attention: [***]
with a copy to (which shall not constitute notice):	Gunster, Yoakley, & Stewart, P.A. 1 Independent Drive, Suite 2300 Jacksonville, FL 32202 Attention: [***]

If to Purchaser:	Pelthos Therapeutics, Inc. 4020 Stirrup Creek Drive Durham, NC 27703 Suite 110 Attention: [***]

with a copy to (which shall not constitute notice):	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: [***]

Section 7.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs and expenses.

Section 7.3 Entire Agreement. All references in this Agreement or the Ancillary Agreements to this Agreement shall include all Exhibits and Schedules hereto. This Agreement, including the Exhibits and Schedules hereto, and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings, both written and oral, among the Parties with respect to such subject matter hereof and thereof.

Section 7.4 No Third-Party Beneficiaries. Except as expressly provided in Article VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any legal or equitable rights, benefits or remedies of any kind or nature whatsoever under or by reason of this Agreement.

Section 7.5 Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Purchaser to assign its rights or obligations under this Agreement, in whole or in part, without the consent of Seller to any Affiliate of Purchaser that is fully capable of performing all of Purchaser’s obligations required under this Agreement; provided further, however that in the event of any such assignment by Purchaser, Purchaser shall remain liable for the full and timely performance of all of Purchaser’s obligations hereunder following any such assignment or delegation. Any attempted assignment in violation of this Section 7.5 shall be void ab initio.

Section 7.6 Amendment; Waiver. This Agreement may be amended, modified or waived only by the written agreement of Purchaser and Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure or delay of any Party to exercise any right, remedy, power or privilege given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder shall operate or be construed as a waiver thereof, and no single or partial exercise of any such right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.7 Agreement Controls. In the event that the terms of any Ancillary Agreement are inconsistent with, conflict with or contradict the terms of this Agreement, the terms of this Agreement shall govern and prevail.

Section 7.8 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 7.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each Party agrees that any Proceeding arising out of or relating to this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby shall be brought exclusively in any state or federal court located in New Castle County, Delaware and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post a bond in connection with the remedies described herein.

Section 7.12 Other Remedies. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

Section 7.13 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(j) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(k) (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars;

(l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;

(m) any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and

(n) the Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 7.14 Counterparts; Deliveries. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

PELTHOS THERAPEUTICS INC.

By:	/s/ Scott M Plesha
Name:	Scott M Plesha
Title:	Chief Executive Officer

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SELLER:

BIOFRONTERA INC.

By:	/s/ E. Fred Leffler, III
Name:	E. Fred Leffler, III
Title:	Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

[***]

SCHEDULES

[***]